                                                                  EXHIBIT (A)(1)

                               AHL SERVICES, INC.

                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                         TO PURCHASE COMMON STOCK UNDER
                THE AHL SERVICES, INC. 1997 STOCK INCENTIVE PLAN

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
             5:00 P.M., EASTERN STANDARD TIME, ON DECEMBER 31, 2001,
                          UNLESS THE OFFER IS EXTENDED


         AHL Services, Inc. ("AHL", "we", or "us") is offering to our U.S. employees in our marketing services group the opportunity to exchange all outstanding options to purchase shares of our common stock granted under the AHL Services, Inc. 1997 Stock Incentive Plan, as amended (the "Plan"), for new options (individually, a "New Option" and collectively, the "New Options") that we will grant under the Plan.


         We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to the New Option to be granted to each option holder who elects to receive the New Option will be equal to the number of shares subject to the eligible options elected to be exchanged by such option holder and accepted for exchange. We will grant the New Options on a date that is more than six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). The number of shares of common stock subject to the New Option will be subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the replacement grant date. If this offer is not extended, and subject to the other conditions of this offer, the compensation committee will grant the New Options on, or as promptly as practicable after, July 1, 2002.


         This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions which we describe in
Section 6 of this offer. If you elect to exchange options as described in the offer and if your options are accepted for exchange, we will cancel your outstanding options that you have elected for exchange and grant you a New Option under the Plan pursuant to a new option certificate between AHL and you. Some key features of the New Option will include:

         - The number of shares subject to the New Option will equal the number of shares subject to your cancelled options, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the replacement grant date.

         - The exercise price of the New Option will equal the closing sale price of our common stock as reported on the Nasdaq National Market on the replacement grant date or $5.00, whichever is greater.

         - The New Option will vest over four years, with 25% vesting on each anniversary of the replacement grant date, and will have a ten year term.

         - The New Option will have other terms and conditions that are substantially the same as those of the cancelled option.

         Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange your options.


         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "AHLS." On November 29, 2001, the last reported sale price of our common stock as reported on the Nasdaq National Market was $1.74 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.


         You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to Deb McCreight. She can be reached by email at dmccreight@gagems.com or by telephone at (763) 745-1944.

                                    IMPORTANT


         If you wish to elect to exchange your options, you must complete and sign the Letter of Transmittal in accordance with its instructions, and send it and any other required documents to us on or before 5:00 p.m., Eastern Standard Time, on December 31, 2001. They can be faxed to the attention of Deb McCreight at (763) 745-1902, hand delivered to Deb McCreight or sent by mail to AHL Services, Inc., 2 Carlson Parkway, Suite 400, Plymouth, Minnesota 55447,
Attention: Deb McCreight.


         We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.


         We cannot guarantee that the replacement options will have a lower exercise price than the options that you elect to exchange. Our board of directors however believes that the offer may create a better chance for some participants to obtain value from their options. The board of directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.


         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS


                                                                                      Page

SUMMARY TERM SHEET......................................................................1
     General Questions About the Program................................................1
     Specific Questions About the Cancelled Options.....................................4
     Specific Questions About the New Options...........................................4
INTRODUCTION............................................................................7
THE OFFER...............................................................................8
     1.    Number of Options; Expiration Date...........................................8
     2.    Purpose of the Offer.........................................................8
     3.    Procedures for Electing to Exchange Options.................................10
     4.    Withdrawal Rights...........................................................11
     5.    Acceptance of Options for Exchange and Issuance of New Options..............11
     6.    Conditions of the Offer.....................................................12
     7.    Price Range of Common Stock Underlying the Options..........................14
     8.    Source and Amount of Consideration; Terms of New Options....................14
     9.    Information Concerning AHL..................................................15
    10.    Interests of Directors and Officers; Transactions and Arrangements
           Concerning the Options......................................................16
    11.    Status of Options Acquired by Us in the Offer; Accounting
           Consequences of the Offer...................................................17
    12.    Legal Matters; Regulatory Approvals.........................................17
    13.    Material Federal Income Tax Consequences....................................17
    14.    Extension of Offer; Termination; Amendment..................................18
    15.    Fees and Expenses...........................................................19
    16.    Additional Information......................................................19
    17.    Miscellaneous...............................................................20

ATTACHMENT:  Letter of Transmittal

                               SUMMARY TERM SHEET


         The following section answers some of the questions that you may have about this offer. However, it is only a summary. You should carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the Letter of Transmittal. We have included references to the Introduction on page 7 and to sections under the heading "The Offer" beginning on page 8 where you can find a more complete description of the topics in this summary.


                       GENERAL QUESTIONS ABOUT THE PROGRAM


1.       WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?


         We are offering to exchange for eligible employees all stock options to purchase shares of AHL common stock that are outstanding under the Plan for New Options to be granted under the Plan. (See Introduction and Section 1)


2.       WHY ARE WE MAKING THE OFFER TO EXCHANGE?


         We are making this Offer to Exchange because our eligible employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We believe that some of these options are unlikely to be exercised before they otherwise expire. We are offering this program on a voluntary basis to allow our eligible employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options for New Options to purchase the same number of shares as the cancelled options. This offer may provide our eligible employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our eligible employees and will maximize the value of our common stock for our current shareholders. (See
Section 2)


3.       WHO IS ELIGIBLE TO PARTICIPATE?


         Current U.S. employees in our marketing services group are eligible to participate. However, any person that has resigned from their employment effective on or before July 1, 2002 or who will no longer be employed by AHL on or after July 1, 2002 pursuant to the terms of any severance arrangements is not eligible to participate. Our directors and officers are not eligible to participate. (See Introduction and Section 1)


4.       HOW DOES THE EXCHANGE WORK?

         The Offer to Exchange requires that an eligible employee make a voluntary election that will become irrevocable by 5:00 p.m., Eastern Standard Time, on December 31, 2001, to cancel his or her outstanding stock options in exchange for a grant of a New Option to be issued on the replacement grant date. The number of shares subject to the New Option will be the same number as are subject to the cancelled options, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the replacement grant date. The exercise price of the New Option will equal the closing market price of our common stock on the replacement grant date or $5.00, whichever is greater. You will not be vested in the New Option on the replacement grant date. The New Option will vest over four years, with 25% vesting on each anniversary of the replacement grant date, and will have a ten year term. Except for the exercise price and the vesting schedule, the New Options will have terms and conditions that are substantially similar as those of the cancelled options. Eligible employees may choose whether to exchange any or all of their existing options on an individual basis, however they cannot partially cancel an outstanding option as to certain shares. All outstanding options issued pursuant to a particular grant must be exchanged.
(See Sections 1 and 3)

5.       WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?


         To participate, you must complete the Letter of Transmittal that is attached at the end of this Offer to Exchange, sign it, and ensure that Deb McCreight, AHL's Stock Administrator, receives it no later than 5:00 p.m., Eastern Standard Time, on December 31, 2001. The holder of the option must sign in the space provided on the Letter of Transmittal. The completed documents can be faxed to the attention of Deb McCreight at (763) 745-1902, hand delivered to Deb McCreight or sent by mail to AHL Services, Inc., 2 Carlson Parkway, Suite 400, Plymouth, Minnesota 55447, Attention: Deb McCreight. (See Section 3)

6.       IS THIS A REPRICING?


         This is not a traditional stock option repricing. In a repricing, the exercise price of an employee's current options would be adjusted immediately to be equal to the closing price of our common stock on the date of repricing. This results in variable accounting treatment of the option. For financial reporting purposes, in a repricing we would be required to record additional compensation expense each quarter until the repriced options were exercised, cancelled or terminated. This would decrease AHL's reported earnings for several years. (See
Section 11)


7.       WHY CAN'T AHL JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER
COMPANIES?


         In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting consequences for companies that reprice options. As described above, if we reprice options, we may need to record a charge against our earnings. The amount of this charge would be measured by the future appreciation of the common stock subject to the repriced options. As a result, a simple option "repricing" would adversely impact our operating results, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (See Section 11)


8.       WHY CAN'T I JUST BE GRANTED AN ADDITIONAL NEW OPTION?


         Because of the large number of options currently outstanding that have an exercise price significantly above our recent trading prices, a grant of additional options to replace these "underwater" options could be dilutive to our current and future shareholders and could potentially have a negative impact on our outstanding shares and earnings per share. Additionally, we have a limited pool of shares for options that we are allowed to grant without shareholder approval, and therefore we must conserve our currently available option shares for new employees and ongoing grants. (See Section 2)


9.       IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?


         Options exchanged under this program will be cancelled after 5:00 p.m., Eastern Standard Time, on December 31, 2001. (See Sections 1 and 5)


10.      WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I DO SO?


         The deadline to elect to exchange your options in this program is 5:00 p.m., Eastern Standard Time, on December 31, 2001, unless we extend it. This means that Deb McCreight must have your election form before that time. To elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the Letter of Transmittal that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile of the letter, along with any other required documents. The documents can be faxed to the attention of Deb McCreight at (763) 745-1902, hand delivered to Deb McCreight or sent by mail to AHL Services, Inc., 2 Carlson Parkway, Suite 400, Plymouth, Minnesota 55447, Attention: Deb McCreight. The holder of the option must sign in the space provided on the Letter of Transmittal.


         We may, in our discretion, extend the offer at any time. We cannot assure you that the offer will be extended or, if it is extended, for how long. If we extend the offer, we will make an announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer.


         We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all such options promptly after the expiration of the offer. (See
Section 1 and 3)


11.      WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?


         If you do not turn in your election form by the deadline, then you will not participate in the option exchange. If you elect not to participate in this offer, this offer will not change any of the terms of your eligible options. The terms of those options will remain unchanged. (See Sections 1 and 3)

12.      DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO
EXCHANGE?


         You may withdraw your election to exchange options at any time before 5:00 p.m., Eastern Standard Time, on December 31, 2001. If we extend the offer beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended offer. To withdraw an election to exchange options, you must deliver a written notice of withdrawal, or a facsimile of such notice, before 5:00 p.m., Eastern Standard Time, on December 31, 2001. The notice of withdrawal must include your name, the grant date, exercise price, and total number of shares included in each option to be withdrawn. Because we are not accepting a portion of shares subject to any single option grant, you must withdraw the option for the full number of shares of common stock subject to it. The notice of withdrawal can be faxed to the attention of Deb McCreight at (763) 745-1902, hand delivered to Deb McCreight or sent by mail to AHL Services, Inc., 2 Carlson Parkway, Suite 400, Plymouth, Minnesota 55447, Attention: Deb McCreight. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 5. (See Section 4)


13. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS DURING THE FOLLOWING SIX-MONTH PERIOD IF I PARTICIPATE IN THIS EXCHANGE?


         Because of the unfavorable accounting charge consequences, participants in this program are ineligible to receive any additional stock option grants until after the replacement grant date. (See Section 11)


14.      IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THIS EXCHANGE?


         If you exchange your current options for the right to receive a New Option, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, upon your receipt of the New Option, you will not be required under current law to recognize income for federal income tax purposes. Upon your exercise of the New Option, you will recognize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the New Option. (See Sections 11 and 13)


15.      HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?


         We understand that the decision whether or not to exchange options will be a challenging one for many employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. The decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and our own business and stock price.


16.      WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?


         Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. The members of our board of directors are not eligible to participate in the option exchange. (See Section
2)


17. WHAT IF MY EMPLOYMENT AT AHL ENDS BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE REPLACEMENT GRANT DATE?


         Your employment with AHL is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. The Letter of Transmittal will become irrevocable after 5:00 p.m., Eastern Standard Time, on December 31, 2001. Therefore, if your employment with AHL or one of its subsidiaries is terminated by you or AHL voluntarily, involuntarily, or for any other reason, before your New Option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the New Option that would have been issued on the replacement grant date. Therefore, if you are not an eligible employee of AHL or one of our subsidiaries from the date you elect to exchange options through the replacement grant date, you will not receive the New Option in exchange for your options that have been accepted for exchange. You also will not receive any other consideration for the cancelled options if you are not an eligible employee from the date you elect to exchange options through the replacement grant date. (See Section 5)


18.      WHAT ARE THE CONDITIONS TO THE OFFER?


         The offer is not conditioned upon a minimum number of options being elected for exchange. The offer is subject to a number of conditions, including the conditions described in Section 6. (See Section 6)

                 SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS


19.      WHICH OPTIONS CAN BE CANCELLED?


         All options held by eligible employees may be exchanged in this program. (See Introduction and Section 1)


20. CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?


         Yes, you can cancel all remaining outstanding, unexercised options. The number of shares covered by the New Option will equal the number of shares subject to the cancelled options, subject to any adjustments for any stock splits, stock dividends and similar events. (See Introduction and Section 1)


21.      CAN I CANCEL AN OPTION ONLY AS TO CERTAIN SHARES?


         No, you cannot partially cancel an outstanding option. All outstanding options issued pursuant to a particular grant must be exchanged. (See Introduction and Section 1)


22. IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE CANCELLED?


         If you elect to participate in this program, then on December 31, 2001 after 5:00 p.m., Eastern Standard Time, we will cancel all of your outstanding options submitted for exchange. You will not have a right to be granted further options after that date until the replacement grant date, when your New Option will be issued. (See Sections 1 and 5)


                    SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS


23.      WHAT WILL BE THE SHARE AMOUNT OF MY NEW OPTION?


         Eligible employees who participate in this program will receive a New Option on the replacement grant date. The number of shares covered by the New Option will be equal to the number of shares covered by the cancelled stock options, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the replacement grant date. Each New Option will be granted under the Plan pursuant to a new option certificate between you and us. (See Sections 1 and 5)


24.      WHAT WILL BE THE EXERCISE PRICE OF MY NEW OPTION?


         The exercise price of the New Option, which will be granted on the replacement grant date, will be the closing sales price of our common stock as reported on the Nasdaq National Market on the replacement grant date or $5.00, whichever is greater. Because we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of your current options. We cannot guarantee that the new options will have a lower exercise price than the eligible options you exchange. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. (See Sections 1 and 7)


25.      WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK
OPTION?


         All options that are eligible for exchange are nonstatutory stock options. All New Options will be nonstatutory stock options. (See Sections 8 and
13)


26.      WHEN WILL I RECEIVE MY NEW OPTION?


         We will grant the New Options on the replacement grant date. If we cancel options elected for exchange on December 31, 2001, the replacement grant date of the New Options will be on, or as promptly as practicable after, July 1, 2002. Note that additional time may be required to make the New Option available to you and to provide you with documentation of the grant. (See Introduction and Section 5)

27. WHY WON'T I RECEIVE MY NEW OPTION IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?


         If we were to grant the New Options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the New Options for at least six months and one day, we believe we will not have to record this compensation expense. (See Section 11)


28.      WHEN WILL I RECEIVE MY NEW OPTION CERTIFICATE?


         We anticipate that your new option certificate will be delivered to you within approximately two weeks of the replacement grant date. (See Section 1)


29.      WHAT WILL BE THE VESTING SCHEDULE AND TERM OF MY NEW OPTION?

         You will not be vested in the New Option on the replacement grant date. All New Options granted in this program will vest and become exercisable over 4 years, with 25% vesting on each anniversary of the replacement grant date. The term of the New Options will be ten years from the replacement grant date. (See
Section 5)

30.      CAN I HAVE AN EXAMPLE OF AN OFFER TO EXCHANGE?


         What follows are two representative examples -- your situation is likely to vary in significant respects.

         Example 1 Assumptions:

         Original Grant Date:  May 13, 1999
         Original Stock Option:  1,000 shares
         Original Stock Option Price:  $25.375
         Original Vesting Schedule:  4 years, with 25% vesting on each anniversary of the grant date.
         Hypothetical Stock Price on Replacement Grant Date (on or about July 1,
           2002):  $6.00

         Using the above assumptions for the sake of illustrating the Offer to Exchange, if you choose to participate in the program, we would cancel your original stock option on December 31, 2001. On the replacement grant date which would be on, or as promptly as practicable after, July 1, 2002, we would grant you a New Option for 1,000 shares. The hypothetical stock price on the replacement grant date is $6.00. The exercise price of the New Option is the fair market value at the time of the grant or $5.00, whichever is greater. In this case, the fair market value of the stock at the time of the grant is $6.00, which is greater than $5.00, so your new exercise price would be $6.00 per share. The New Option would be exercisable and vest over 4 years, with 25% vesting on each anniversary of the replacement grant date.

         Example 2 Assumptions:

         Original Grant Date:  May 13, 1999
         Original Stock Option:  1,000 shares
         Original Stock Option Price:  $25.375
         Original Vesting Schedule:  4 years, with 25% vesting on each anniversary of the grant date.
         Hypothetical Stock Price on Replacement Grant Date (on or about July 1,
           2002):  $4.00

Using the above assumptions for the sake of illustrating the Offer to Exchange, if you choose to participate in the program, we would cancel your original stock option on December 31, 2001. On the replacement grant date which would be on, or as promptly as practicable after, July 1, 2002, we would grant you a New Option for 1,000 shares. The hypothetical stock price on the replacement grant date is $4.00. The exercise price of the New Option is the fair market value at the time of the grant or $5.00, whichever is greater. In this case, the fair market value of the stock at the time of the grant is $4.00, which is less than $5.00, so your new exercise price would be $5.00 per share. The New Option would be exercisable and vest over 4 years, with 25% vesting on each anniversary of the replacement grant date.

31. WHAT HAPPENS IF AHL IS SUBJECT TO A CHANGE OF CONTROL BEFORE THE NEW OPTIONS ARE GRANTED?

         If we are a party to a change of control transaction before the New Options are granted, we will endeavor to negotiate as part of the transaction an agreement for the acquiring entity to grant options or compensation comparable to the New Options, although there can be no assurance that we would be successful in negotiating such an agreement. If we were able to negotiate an agreement for the acquiring entity to grant the New Option, the New Option would likely still be granted on the replacement grant date, but it would be an option to purchase the shares of the surviving corporation. The exercise price would likely be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received had you retained your exchanged options, multiplied by the exchange ratio that was used in the merger. However, there can be no assurance that we would be successful in negotiating any such agreement with an acquiring entity, and if there is a change of control transaction before the New Options are granted, there is a risk that you would not be entitled to receive a New Option even though you cancelled your existing options. (See Section 6)

32. AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP "UNDERWATER"?

         This is a one-time offer and is not expected to be made again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is below the trading price of our common stock for some period of time after the grant date of the New Options. However, we can provide no assurance as to the price of our common stock at any time in the future.

                                  INTRODUCTION

         AHL Services, Inc. ("AHL") is offering to current U.S. employees in our marketing services group the opportunity to exchange all outstanding options to purchase shares of our common stock granted under the AHL Services, Inc. 1997 Stock Incentive Plan, as amended (the "Plan"), for New Options that we will grant under the Plan. Any person who has resigned from his or her employment effective on or before July 1, 2002 or who will no longer be employed by AHL on or after July 1, 2002 pursuant to the terms of any severance arrangements is not eligible to participate. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal (which together, as they may be amended from time to time, constitute the "offer").

         The number of shares of common stock subject to the New Option to be granted to each option holder will be equal to the number of shares subject to the eligible options elected to be exchanged by such option holder and accepted for exchange. The number of shares of common stock subject to the New Option will be subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the replacement grant date. We will grant the New Options on a date that is at least six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). If this offer is not extended, and subject to the other conditions of this offer, the compensation committee will grant the New Options on, or as promptly as practicable after, July 1, 2002. Eligible employees may choose whether to exchange any or all of their existing options on an individual basis, however you cannot partially cancel an outstanding option as to certain shares. All outstanding options issued pursuant to a particular grant must be exchanged.

         This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in
Section 6 of this offer.

         If you elect to exchange options as described in the offer and if your options are accepted for exchange, we will cancel your outstanding options that you have elected for exchange and grant you a New Option under the Plan pursuant to a new option certificate between you and us. Some key features of the New Option will include:

         - the number of shares subject to the New Option will equal the number of shares subject to your cancelled options, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the replacement grant date;

         - the exercise price of the New Option will equal the closing sale price of our common stock as reported on the Nasdaq National Market on the replacement grant date or $5.00, whichever is greater;

         - the New Option will vest over four years, with 25% vesting on each anniversary of the replacement grant date, and will have a ten year term; and

         - the New Options will have other terms and conditions that are substantially the same as those of the cancelled options.

         All options that we accept in this program will be cancelled. We cannot guarantee that the New Options will have a lower exercise price than the cancelled options.

         As of November 29, 2001, options to purchase 3,022,800 shares of our common stock were issued and outstanding under the Plan. These options had exercise prices ranging from $6.340 to $33.750. Of the options, 290,000 are held by eligible employees and may be exchanged under this Offer to Exchange. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 1.9% of the total shares of our common stock outstanding as of November 29, 2001.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all outstanding options held by eligible employees that are properly elected for exchange and not validly withdrawn in accordance with
Section 4 before the "expiration date," as defined below, for New Options to purchase common stock under the Plan. If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive a New Option to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the replacement grant date. All New Options will be subject to the terms of the Plan pursuant to a new option certificate between AHL and you. We anticipate that your new option certificate will be delivered to you within approximately two weeks of the replacement grant date.

         IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF AHL OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELLED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE.

         The term "expiration date" means 5:00 p.m., Eastern Standard Time, on December 31, 2001, unless we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         We will notify you if we decide to take any of the following actions:

         - increase or decrease what we will give you in exchange for your options:

         - increase or decrease the number of eligible options to be exchanged in the offer; or

         -        extend or terminate the offer.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will extend the offer for at least ten business days after the date of the notice.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

2.       PURPOSE OF THE OFFER.

         We issued the options outstanding under the Plan to provide our employees an opportunity to acquire or increase their ownership stake in AHL, thereby creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us. Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe some of these options are unlikely to be exercised before they otherwise expire.

         We are making this Offer to Exchange outstanding options for New Options that will have an exercise price equal to the closing market price of our common stock on the replacement grant date or $5.00, whichever is greater. We are making this offer to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value. We hope this will create better performance incentives for employees and will maximize the value of our common stock for our current shareholders.

         Because of the large number of options currently outstanding that have an exercise price significantly above our recent trading prices, a grant of additional options to replace these "underwater" options could be dilutive to our current and future shareholders and could potentially have a negative impact on our outstanding shares and earnings per share. Additionally, we have a limited pool of shares for options that we are allowed to grant without shareholder approval, and therefore we must conserve our currently available option shares for new employees and ongoing grants.

         Considering the risks associated with the volatile and unpredictable nature of the stock market, and our industry in particular, there is no guarantee that the closing market price of our common stock at the time of the replacement grant (and therefore the exercise price of your New Option) will be less than or equal to the exercise price of your existing option, or that your New Option will increase in value over time.

         We have recently realigned our board of directors and executive management team, including the hiring of a new chief executive officer, A. Clayton Perfall, on October 1, 2001. The board of directors also announced on October 1, 2001 that Frank A. Argenbright, Jr. was appointed Chairman of the Board and that Mr. Perfall would join the board. On November 1, 2001, we announced the initiation of a search for independent directors and a new chief financial officer after accepting the resignations of four directors: former chief executive officer Edwin R. Mellett, president and chief operating officer of marketing services Thomas J. Marano, chief financial officer Ronald J. Domanico and independent director Robert F. McCullough. We and Mr. Marano have agreed to allow Mr. Marano's contract with us to expire on December 31, 2001. Mr. Domanico has committed to working with Mr. Perfall and the board through the end of January 2002. On November 8, 2001, we announced the appointment of Wyck
A. Knox and Bill W. Shoptaw to our board. We also announced that we are seeking one additional independent, outside director to restore the board to a total of seven members.

         We have previously announced our intention to divest the European specialized staffing business. In addition, we continually evaluate strategic opportunities as they arise, including business combination transactions, capital infusions and the purchase or sale of assets.

         On August 6, 2001, we amended our credit facility to reduce the aggregate commitment from our lenders to $125.0 million (from $201.3 million) and to adjust certain financial covenants and interest rate margins. Amounts outstanding under the credit facility are due upon the expiration of the amended agreement on April 15, 2002. As of September 30, 2001, we were not in compliance with certain of these financial covenants and, as a result of the changes in the composition of the board, were not in compliance with the change of control covenant. This could result in the credit facility being called prior to April 15, 2002. We received a waiver from our bank group with respect to the non-compliance with these covenants through December 14, 2001, and we are in discussions with bank representatives participating in our credit facility to restructure these covenants.

         Management's plans with regard to the repayment of the credit facility are as follows:

         - We expect to use the net proceeds from the projected sale of the European specialized staffing business to reduce the outstanding balance of the credit facility.

         - We are considering issuing redeemable preferred stock to strategic investors in order to raise $25 to $35 million in cash, which would be used to reduce the outstanding balance of the credit facility.

If these actions are not completed by April 15, 2002, or do not fully repay the outstanding balance of the credit facility, we will either attempt to extend the current credit facility or renegotiate a new agreement with a syndicate of lenders. There can be no assurance that such new financing will be available on terms we find acceptable or at all, or that management will be able to restructure the credit facility. In the event that we are unable to sell the European specialized staffing businesses, obtain such additional financing, restructure the credit facility, or be successful at raising additional capital, we may be required to resort to selling additional assets. If we cannot restructure the credit facility, there will be a material adverse effect on our financial condition, to the extent that a restructuring, sale or liquidation will be required in whole or in part.

         Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

         - an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, although we have no pending plans or proposals for acquisitions or other business combinations, we expect to consider such matters from time to time in the future);

         - any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         - any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contract of any executive officer;

         - any other material change in our corporate structure or business;

         - our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

         -        the suspension of our obligation to file reports under to
                  Section 15(d) of the Securities Exchange Act;

         - the acquisition by any person of any of our securities or the disposition of any of our securities; or

         - any changes in our certificate of incorporation, bylaws or other governing instruments, or any actions that could impede the acquisition of control of us.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.       PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.


         PROPER EXCHANGE OF OPTIONS. To elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the Letter of Transmittal that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile of the letter, along with any other required documents. The holder of the option must sign in the space provided on the Letter of Transmittal. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal. The documents can be faxed to the attention of Deb McCreight at (763) 745-1902, hand delivered to Deb McCreight or sent by mail to AHL Services, Inc., 2 Carlson Parkway, Suite 400, Plymouth, Minnesota 55447, Attention: Deb McCreight.


         You must deliver these materials before the expiration date. If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options you currently hold will remain unchanged at their original price and terms. The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery.


         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to exchange options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect that we will accept all properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.


         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options elected by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. As noted above, we reserve the right to reject any or all elections to exchange options for any reason, including elections to exchange options that we determine are not in appropriate form or we determine are unlawful to accept.

         Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all properly elected options that have not been validly withdrawn promptly after the expiration of the offer.

4.       WITHDRAWAL RIGHTS.

         You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

         You have the right to withdraw the options you have elected to exchange at any time before 5:00 p.m., Eastern Standard Time, on December 31, 2001. If we extend the offer beyond that time, you have the right to withdraw your options at any time until the extended offer expires. In addition, if we do not accept your elected options for exchange on the 40th business day from the commencement of this Offer to Exchange (which will be January 28, 2002, unless we extend the offer), you may withdraw the options you have elected for exchange after that time.

         To validly withdraw elected options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the election to exchange options. The notice of withdrawal must include your name, the grant date, exercise price, and total number of shares included in each option to be withdrawn. Because we are not accepting a portion of shares subject to any single option grant, you must withdraw the option for the full number of shares of common stock subject to it. Except as described in the following sentence, the option holder who elected to exchange the options which are subsequently to be withdrawn must sign the notice of withdrawal exactly as such option holder's name appears on the option certificate evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. You may deliver the notice of withdrawal via facsimile to the attention of Deb McCreight at (763) 745-1902, or by mail to AHL Services, Inc., 2 Carlson Parkway, Suite 400, Plymouth, Minnesota 55447, Attention: Deb McCreight.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date by following the procedures described in Section 3.

         Neither AHL nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange on December 31, 2001, you will be granted a New Option on the replacement grant date, which will be on, or as promptly as practicable after, July 1, 2002. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted a New Option on or as promptly as practicable after, the date that is at least six months and one day after the extended date.

         If we accept options you elect to exchange in the offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you might otherwise have been eligible before the replacement grant date. This allows us to avoid incurring a compensation expense because of accounting rules that could apply to these interim option grants as a result of the offer.

         If we accept the options that you elected to exchange, we will promptly send you a confirmation indicating the number of shares of common stock subject to the options that we have accepted for exchange and the corresponding number of shares of common stock that will be subject to the New Option that will be granted to you, subject to the terms and conditions of this Offer to Exchange.

         Your New Option will entitle you to purchase the number of shares of our common stock that is equal to the number of shares subject to the options you elect to exchange, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the replacement grant date. You will not be vested in the New Option on the replacement grant date. The New Options will vest over 4 years, with 25% vesting on each anniversary of the replacement grant date.

         Your employment with AHL is on an at-will basis, and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with AHL or one of its subsidiaries is terminated by you or AHL voluntarily, involuntarily, or for any other reason, or for no reason, before your New Option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been granted on the replacement grant date. If you are not an eligible employee of AHL or one of our subsidiaries from the date you elect to exchange options through the replacement grant date, you will not receive a New Option in exchange for your elected options that have been accepted for exchange. You also will not receive any other consideration for your elected options if you are not an eligible employee from the date you elect to exchange options through the replacement grant date.

         If we are a party to a change of control transaction before the New Options are granted, we will endeavor to negotiate as part of the transaction an agreement for the acquiring entity to grant options or compensation comparable to the New Options, although there can be no assurance that we would be successful in negotiating such an agreement. If we were able to negotiate an agreement for the acquiring entity to grant the New Option, the New Option would likely still be granted on the replacement grant date, but it would be an option to purchase the shares of the surviving corporation. The exercise price would likely be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received had your retained your exchanged options, multiplied by the exchange ratio that was used in the merger. However, there can be no assurance that we would be successful in negotiating any such agreement with an acquiring entity, and if there is a change-of-control transaction before the New Options are granted, there is a risk that you would not be entitled to receive a New Option even though you cancelled your existing options.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give written notice to the option holders of our acceptance for exchange of such options.

6.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after November 30, 2001 and prior to December 31, 2001 any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:

         - there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of New Options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of AHL or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         - there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (i) make the acceptance for exchange of, or issuance of New Options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

                  (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the options elected for exchange;

                  (iii) materially impair the contemplated benefits of the offer to us; or

                  (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of AHL or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         -        there has occurred:

                  (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                  (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                  (v) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of AHL or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

                  (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

         - there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

         - a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

         - any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of AHL or our subsidiaries that, in our reasonable judgment, is or may be material to AHL or our subsidiaries.

         The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is quoted on the Nasdaq National Market System under the symbol "AHLS." Our fiscal year runs from January 1 through December 31. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Nasdaq National Market for each of our fiscal quarters during indicated below:

                                                   HIGH            LOW
                                                   ----            ---
FISCAL YEAR ENDED DECEMBER 31, 1999
First Quarter                                    $37.375         $18.000
Second Quarter                                    30.563          19.938
Third Quarter                                     31.625          23.750
Fourth Quarter                                    28.250          16.000

FISCAL YEAR ENDED DECEMBER 31, 2000
First Quarter                                    $21.625         $ 8.875
Second Quarter                                    10.313           6.125
Third Quarter                                      9.625           6.688
Fourth Quarter                                    12.500           6.750

FISCAL YEAR ENDED DECEMBER 31, 2001
First Quarter                                    $11.500         $ 7.500
Second Quarter                                     8.688           6.016
Third Quarter                                      8.125           1.656
Fourth Quarter (through November 29)               2.047           1.344

         On November 29, 2001, the closing price of our common stock as reported on the Nasdaq National Market was $1.74. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         CONSIDERATION. We will issue New Options to purchase common stock under the Plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to New Options to be granted to each option holder will equal the number of shares subject to the options that the option holder elects to cancel, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the replacement grant date.

         TERMS OF NEW OPTIONS. The New Options will be issued under the Plan. We will issue a new option certificate to each option holder who has elected to exchange options in the offer. Except for the exercise price, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the options elected for exchange.

         The terms and conditions of current options under the Plan are set forth in the Plan and the stock option certificate you received in connection with the grant. The terms and conditions of the Plan are summarized in the Prospectus dated September 28, 1998 relating to the Plan. You may obtain copies of this Prospectus and the Plan as indicated below.

         MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. The options granted under the Plan are nonstatutory stock options. You are not required to recognize income until the options are exercised. If an option is exercised, you would recognize ordinary income in an amount equal to the excess of the fair market value of the stock received over the exercise price of the option.

         The exchange of outstanding options granted under the Plan for the right to receive New Options will not be a taxable event. Further, the grant of New Options will not be a taxable event.

         The New Options will be nonstatutory stock options. You will not be required to recognize taxable income with respect to the New Options until the New Options are exercised. If a New Option is exercised, you will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received over the exercise price of the New Option.

         We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by you with respect to the exercised New Option. The deduction will be allowed for the taxable year of AHL in which the ordinary income is recognized by you.

         THE STATEMENTS IN THIS OFFER CONCERNING THE PLAN AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLAN AND THE FORM OF STOCK OPTION CERTIFICATE UNDER THE PLAN.

         Please contact Deb McCreight by email at dmccreight@gagems.com or by telephone at (763) 745-1944 to receive a copy of the Plan, Prospectus for the Plan, or form of stock option certificate. We will promptly furnish you copies of these documents at our expense.

9.       INFORMATION CONCERNING AHL.

         AHL Services, Inc. is a leading provider of outsourced business marketing services within the United States and specialized staffing services in Europe. Our marketing services business includes integrated customer relationship management, information management, fulfillment of products, promotions and trade materials and merchandising services. Our European specialized staffing services business includes providing outsourced labor for assembly, warehousing, shipping and electrical and mechanical tasks, primarily in the United Kingdom and Germany. We have previously indicated that we intend to divest our European staffing operations.

         Our fiscal year runs from January 1 to December 31, with each fiscal year ending on December 31 of the corresponding calendar year. Our principal offices are located at 3353 Peachtree Road, NE, Suite 1120, Atlanta, Georgia 30326. Our telephone number is (404) 684-3000.

         We incorporate by reference into this Offer to Exchange the financial information set forth in:

         - the section entitled "Financial Statements and Supplementary Data" on pages 26 to 41 of our annual report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 30, 2001; and

         - the section entitled "Financial Statements" on pages 1 to 8 of our quarterly report on Form 10-Q for the quarter ended September 30, 2001, filed with the SEC on November 14, 2001.


         Copies of our annual report on Form 10-K for the year ended December 31, 2000 and our quarterly report on Form 10-Q for quarter ended September 30, 2001 are available free of charge on the SEC's web site (www.sec.gov) and from AHL upon request. See Section 16 ("Additional Information") for instructions on obtaining copies of these and other filings we have made with the SEC, including filings that contain our consolidated financial statements.

         The book value per share of our common stock as of September 30, 2001 (the date of our most recent balance sheet presented) was $8.56.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         The directors and executive officers of AHL Services, Inc. and their positions and offices as of November 29, 2001 are set forth in the following table:

           NAME                              TITLE
           ----                              -----
           A. Clayton Perfall (1)            Chief Executive Officer and Director
           Ronald J. Domanico (2)            Executive Vice President, Chief Financial Officer and Secretary
           Thomas J. Marano (3)              Chief Operating Officer, Marketing Services
           Ernest Patterson                  Chief Executive, European Operations
           Frank A. Argenbright, Jr. (4)     Chairman of the Board
           Edwin C. "Skip" Gage              Director
           Wyck A. Knox (5)                  Director
           Bill W. Shoptaw (6)               Director
           John W. Ward                      Director

(1) Mr. Perfall was appointed Chief Executive Officer and elected a director on October 1, 2001.

(2) Pursuant to a letter agreement dated as of October 30, 2001, Mr. Domanico's employment with AHL will terminate on January 28, 2002.

(3) Pursuant to a Separation Agreement dated as of November 2, 2001, Mr. Marano's employment with AHL will terminate on December 31, 2001.

(4) Pursuant to a Settlement Agreement dated as of September 25, 2001, Mr. Argenbright resigned as an employee of AHL and relinquished all stock options owned by him. He was named Chairman of the Board on October 1, 2001.

(5)      Mr. Knox was elected a director on November 7, 2001.

(6)      Mr. Shoptaw was elected a director on November 7, 2001.

         The address of each director and executive officer is c/o AHL Services, Inc., 3353 Peachtree Road, NE, Suite 1120, Atlanta, Georgia 30326.

         As of November 29, 2001, our executive officers and directors (9 persons) as a group held options outstanding under the Plan to purchase a total of 2,065,000 shares of our common stock. This represented approximately 68.3% of the shares subject to all options outstanding under the Plan as of that date. Because our officers and directors are not eligible to participate in the exchange offer, none of these options are eligible for exchange.

         The following are, to the best of our knowledge, the only transactions that members of our board of directors, our executive officers or the affiliates of any of our directors or officers engaged in which involved options to purchase our common stock or involved a purchase of our common stock during the 60 days prior to this Offer to Exchange.

         - On October 1, 2001, in connection with his initial employment as chief executive officer, A. Clayton Perfall was granted options to purchase 1,200,000 shares of common stock at an exercise price of $6.34 per share. The grant is subject to the approval of our shareholders at the next meeting of shareholders. No other member of our board of directors or executive officer nor any of their affiliates has been issued an option grant to purchase shares of common stock under the Plan during the 60 days prior to this Offer to Exchange.

         - As announced by us on November 6, 2001, Mr. Perfall, our Chief Executive Officer, and Mr. Gage, a director, have agreed to acquire 600,000 shares of common stock from Mr. Argenbright, our largest shareholder and the Chairman of our Board of Directors, at a price of $5.00 per share. The transaction is expected to be completed in January 2002.

         - Mr. Ward purchased 10,000 shares of common stock in the open market on November 16, 2001 at an average price of $1.79 per share. Mr. Domanico purchased 25,000 shares of common stock in the open market on November 19, 2001 at an average price of $1.70 per share. Prior to being elected a director, on October 4, 2001 and October 10, 2001, Mr. Shoptaw purchased 1,200 and 1,000 shares of common stock at a price of $1.85 and 1.59 per share, respectively. After being elected a director on November 7, 2001, Mr. Shoptaw purchased 1,000 shares of common stock in the open market on November 19, 2001 at a price of $1.74 per share.

         - No member of our board of directors or executive officer nor any of their affiliates has exercised an option for shares of common stock under the Plan during the 60 days prior to this Offer to Exchange.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of New Options under the Plan and for issuance upon the exercise of such New Options. To the extent such shares are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         We believe that AHL will not incur any compensation expense solely as a result of the transactions contemplated by the offer because we will not grant any New Options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all New Options will equal the closing market price of the common stock on the date we grant the New Options or $5.00, whichever is greater. If we were to grant any options before the scheduled replacement grant date to any option holder electing to cancel options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material United States federal income tax consequences of the exchange of options for New Options pursuant to the Offer to Exchange. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences of the exchange of options that may be relevant to you in light of your particular circumstances, which circumstances may vary these results.

         The options granted under the Plan are nonstatutory stock options. You are not required to recognize income until the options are either exercised or disposed of in an arm's length transaction. If an option is exercised, you would recognize ordinary income in an amount equal to the excess of the fair market value of the shares received over the exercise price of the option. If an option is disposed of in an arm's length transaction, you would recognize ordinary income in an amount equal to the fair market value of the property received in exchange for the option.

         The exchange of outstanding options granted under the Plan for the right to receive New Options will not be a taxable event. Further, the grant of New Options will not be a taxable event.

         The New Options will be nonstatutory stock options. You will not be required to recognize taxable income with respect to the New Options until the New Options are either exercised or disposed of in an arm's length transaction. If a New Option is exercised, you will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received over the exercise price of the New Option. If a New Option is disposed of in an arm's length transaction, you will recognize ordinary income in an amount equal to the fair market value of the property received in exchange for the New Option.

         We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by you with respect to the exercised New Option. The deduction will be allowed for the taxable year of AHL in which the ordinary income is recognized by you.

         Option holders subject to the tax laws of other countries and jurisdictions may be subject to different tax consequences if they participate in the offer. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written, or electronic notice of such extension to the option holders.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Offer to Exchange.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to option holders in the program or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m. on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you if we decide to take any of the following actions:

         - increase or decrease what we will give you in exchange for your options;

         - increase or decrease the number of eligible options to be exchanged in the offer; or

         -        extend or terminate the offer.

         If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will extend the offer for at least ten business days after the date of the notice.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer to Exchange.

16.      ADDITIONAL INFORMATION.

         We recommend that, in addition to this Offer to Exchange and Letter of Transmittal, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to exchange your options:

         (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001;

         (b) our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the SEC on May 14, 2001;

         (c) our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001;

         (d) our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2001, filed with the SEC on November 14, 2001;

         (e) our definitive proxy statement for our 2001 annual meeting of shareholders, filed with the SEC on March 30, 2001;

         (f) our Form S-8 Registration Statements (registering shares to be issued under the Plan) filed with the SEC on September 30, 1997 and September 28, 1998; and

         (g) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on March 3, 1997, including any amendments or reports we file for the purpose of updating that description.

         The SEC file number for all of these filings other than the Registration Statement on Form S-8 is 0-22195. The file number for the Registration Statement on Form S-8 filed on September 30, 1997 is 333-36813 and on September 28, 1998 is 333-64455. These filings, and the other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the SEC at the following SEC public reference rooms:

450 Fifth Street, N.W.,        Northwestern Atrium Center,               233 Broadway
Washington, D.C.  20549        500 West Madison Street, Suite 1400       New York, NY 10279
                               Chicago, IL  60661

         Copies of all or any part of such documents may be obtained from such offices upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330. These filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "AHLS," and our SEC filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                                1735 "K" Street, N.W.
                                Washington, D.C.  20006.

         We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to AHL Services, Inc., Attention: Investor Relations, by fax at (404) 760-1280 or by mail at AHL Services, Inc., 3353 Peachtree Road, NE, Atlanta, Georgia 30326. You may also make a request by telephone at (404) 684-3000 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Standard Time, Monday through Friday.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about AHL should be read together with the information contained in the documents to which we have referred you.

17.      MISCELLANEOUS.

         We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.